EXHIBIT 23.6

11 December 2007

The Directors
Genterra Inc.
106 Avenue Road
Toronto, ON M5R 2H3

Dear Sirs:

REORGANIZATION OF SHARE CAPITAL

You have asked Corporate Valuation Services Limited (“CVS”) to advise you as to the Fairness, from a financial point of view, of a proposed reorganization of the share capital of Genterra Inc. (“Genterra” or the “Company”).

EXISTING SITUATION

The authorized and issued share capital of Genterra is as follows:

Authorized

Unlimited Class A subordinate voting (1 vote), participating shares with an annual non-cumulative priority dividend of $0.005 per share; traded on the TSX Venture Exchange

Unlimited class B multiple voting (8 votes), participating shares; each share is convertible into 1 class A share

Unlimited voting (1 vote), non-participating, redeemable special shares

Unlimited non-voting, non-participating, $0.026 non-cumulative dividend, redeemable (at $0.0833) Class C preferred shares, Series 1

Unlimited Class D preferred shares, issuable in series:

-	Unlimited non-voting, non-participating, $0.0023 non-cumulative dividend, redeemable Class D preferred shares, Series 1
-	Unlimited non-voting, non-participating, $0.0023 non-cumulative dividend, redeemable Class D preferred shares, Series 2

Unlimited non-voting, non-participating, $0.14 cumulative dividend, redeemable Class E preferred shares

Unlimited non-voting, non-participating, $0.06 cumulative dividend, $1 redeemable, convertible Class F preferred shares, Series 1.  The conversion is 1 Class A share and 1 Class B share or 2 Class A shares for each 98 Class F preferred shares

Unlimited non-voting, non-participating, redeemable, $0.0084 cumulative dividend, Series 1 preference shares

Issued

		Book Value	Annual Dividend	September 2007 Redemption Amount
		$	$	$
18,309,373	Class A shares	7,844,347	-	n/a
484,012	Class B shares	1,846,910	-	n/a
1,704,115	Class C preferred shares, Series 1	1,304,248	44,307	141,953
2,475,009	Class D preferred shares, Series 1	247,400	5,693	247,400
810,059	Class D preferred shares, Series 2	217,501	1,863	217,501
115,258	Class E preferred shares	487,900	16,136	548,432
632,493	Class F preferred shares, Series 1	632,493	37,950	774,857
1,935,256	Series 1 preference shares	553,146	16,256	614,128
		13,133,945	122,204	2,544,271

Note:  Redemption amounts include the following accrued cumulative dividends of:

Class E	$60,532
Class F	142,364
Series 1	60,982
$263,878

PROPOSED REORGANIZATION

The intention is to exchange the Class A and Class B into new common shares and the Class C, D, E and F Preferreds and the Series 1 Preference into new preference shares based on their redemption amounts.  For a four-month period, the new preference shares will be convertible into new common shares.

At the year-end, Valuation Date (30 September 2007), the Company’s Shareholders’ Equity is estimated to be:

Share Capital
$
Class A & B	9,691,257
Preferred	2,889,542
Preference	553,146
13,133,945
Retained Earnings	3,632,606
16,766,551

Based on Redemption Amounts, this is represented by:

Class A & B	14,222,179
Preferred	1,930,143
Preference	614,128
16,766,450

NEW COMMON SHARES

The Class B shares, which are convertible one for one into Class A, have 8 votes each, compared with one for the Class A.  Therefore, Management proposes to exchange one new common share for each Class A and 1.25 new common for each class B to reflect their stronger fundamental position.

On this basis, there would be 18,914,388 new common shares outstanding:

From Class A	18,309,373
From Class B	605,015
18,914,388

Book Value	$0.752

NEW PREFERENCE SHARES

There are five issues of Preferred Shares (C-1, D-1, D-2, E, F-1) and one of Preference to be consolidated into the new preference shares.

		Redemption Amount	Per Share
		$	$
1,704,115	Class C, Series 1	141,953	0.0833
2,475,009	Class D, Series 1	247,400	0.1000
810,059	Class D, Series 2	217,501	0.2685
115,258	Class E	548,432	4.7583.
632,493	Class F, Series 1	774,857	1.2251
		1,930,143
1,935,256	Series 1	614,128	0.3173
		2,544,271

Note:  The redemption amounts include accrued cumulative dividends on the Class E, Class F and Series 1 shares.

To avoid a reduction in the number of shares owned by any holder, Management has chosen a stated value of $0.05 for the new preference shares, with a non-cumulative dividend of $0.0024, to give a implied yield of 4.8%; this is higher than the effective yield of all issues except Class C Series 1 (C-1).

Issue	Existing Number	New Number	Exchange Ratio	Existing Dividend	New Dividend
				$
C-1	1,704,115	2,840,760	1.667	44,307	6,817
D-1	2,475,009	4,950,018	2.000	5,693	11,880
D-2	810,059	4,350,017	5.370	1,863	10,440
E	115,258	10,949,510	95.000	16,136	26,279
F-1	632,493	15,496,074	24.500	37,950	37,191
		38,586,383		165,949	92,607
S-1	1,935,256	12,288,876	6.350	16,256	29,493
		50,875,259		122,204	122,100

Each 15 new preference shares will be convertible, at $0.75, into one new common share, for a maximum of 3,391,684 Common Shares, representing a 15% holding.

CONVERSION TO COMMON

Management expects that approximately 10% of the new preference shareholdings will be converted into new common shares.  This would involve the issuance of 339,168 new common in exchange for 5,087,526 new preference, reducing the outstanding shares to:

		Book Value
Share Capital		$
45,787,733	$0.0024 Preference	2,289,387
19,253,556	Common Shares	10,844,558
		13,133,945
Retained Earnings		3,632,606
Shareholders’ Equity		16,766,551

The annual dividend requirement on the new preference is $109,891

CONCLUSION

The exchanges of the existing preferred and preference shares into new preference shares will take place at the liquidation amounts for each Issue and reflect changes in liquidity and dividend rights.

Liquidity

Currently, only the Class A Shares have any liquidity, although the Class B can obtain some by converting to Class A.  After the completion of the proposed reorganization of the shares, all existing preferred or preference shareholders will be able, for four months, to obtain liquidity by converting to new common on the basis of 15 new preference for each new common.

Dividends

With respect to dividends, every class is treated equally.  This results in a significant decrease for Issue C-1, which is not material, as no payouts have been made on it, and the abolition of the cumulative rights for Issues E, F-1 and S-1.  While all issues receive the accrued unpaid dividends as part of their liquidation amounts, Issues E and S-1 also will benefit, when dividends are paid, by increases in income of 63% and 81% respectively.

Issue F-1 will have no dividend increase, but merely significantly better conversion rights; those improve from 0.02296 new common per existing share (1 Class A and 1 Class B for 98 F-1shares) to 1.6333 new common (24.5 new preference for each existing share divided by 15 new preference for each new common).

Opinion

Based on the information and analysis set out in this letter, in our opinion the proposed share reorganization, set out below, is fair from a financial point of view to the existing holders of all classes of shares of Genterra:

  Conversion Ratios
  New               New
Common      Preferred
Class A                                                                                                     1.000                      -
Class B                                                                                                      1.250                      -
Class C, Series 1                                                                                            -                 1.667
Class D, Series 1                                                                                            -                 2.000
Class D, Series 2                                                                                            -                 5.370
Class E                                                                                                            -               95.000
Class F, Series 1                                                                                            -               24.500
Preference, Series 1                                                                                       -                6.350

The new common shares will be traded on the TSX Venture Exchange.  The new preference will have a stated value of $0.05 each, be entitled to non-cumulative preferential annual dividends of $0.0024 a share and be convertible into new common, for four months after completion of the transaction, on the basis of one new common for each 15 new preference.

Should you need any additional information or explanation of our conclusion, please do not hesitate to contact me.

Yours very truly,

CORPORATE VALUATION SERVICES LIMITED

Per

James P. Catty, MA, CA•CBV, CPA/ABV, CFA, CVA, CFE.
President

File: C/Jim/MyDocs/Genterra Fairness Opinion